Exhibit 10(a)

2023

Performance Share Award Agreement
under the
TrustCo Bank Corp NY
Amended and Restated 2019 Equity Incentive Plan

This Performance Share Award Agreement (this “Agreement”) under the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan (the “Plan”), dated as of the Grant Date set forth below, is made between TrustCo Bank Corp NY (the “Company”) and the Participant set forth in Paragraph 3. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

The Award granted in this Agreement is contingent on the Participant agreeing to be bound by all of the terms and conditions of the Plan and this Agreement by signing and returning this Agreement to the Company on or before the close of business on the thirtieth day after November 21, 2023 (that is, December 21, 2023).  If the Participant fails to return a signed copy of this Agreement to the Company on or before such date, this Award will be deemed to be voided and withdrawn and, as such, of no force or effect.

1.
Grant of Performance Shares. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant an award (the “Award”) of the number of performance shares set forth in Paragraph 3 effective as of the Grant Date (the performance shares granted hereunder are hereafter referred to as the “Performance Shares”). The Award represents an award of performance-based Restricted Stock Units under Section 10 of the Plan. Furthermore, each Performance Share shall represent the right to receive one share of Common Stock of the Company, subject to the terms and conditions set forth in this Agreement and the Plan.

2.	Consideration. The grant of the Performance Shares is made in consideration of the services to be rendered by the Participant to the Company.

3.	Award Summary.

Participant
Grant Date	November 21, 2023
Number of Performance Shares:
Threshold:
Target:
Maximum:
Performance Period	January 1, 2024 to December 31, 2026

With respect to outstanding unvested Awards under the Plan granted pursuant hereto, there shall be no automatic vesting of such Awards solely upon a Change-in-Control.  The settlement of the Award granted in this Agreement shall otherwise be governed by Paragraph 5 below.

4.	Satisfaction of Vesting Conditions.

(a)        General. The Performance Shares are subject to a substantial risk of forfeiture until vested. Except as otherwise provided herein, the Participant shall be entitled to receive shares of Common Stock in respect of the Performance Shares described in this Agreement (“vesting”) only upon the satisfaction of two conditions: a time-based condition and a performance goals condition. The conditions are described in more detail in Paragraphs 4(b), 4(c), and 4(d) below. The Performance Shares shall not vest, and the Participant shall not be entitled to any Earned Shares (as defined in Paragraph 5), unless both conditions are satisfied.

(b)          Time-Based Condition. Except as otherwise provided herein, the time-based condition will be satisfied only if the Participant has remained an Eligible Employee from the Grant Date through the last day of the Performance Period.

(c)          Performance Goals Condition. The number of shares of the Company’s Common Stock earned by the Participant for the Performance Period, if any, will be determined by the Compensation Committee of the Board of Directors of the Company (“Committee”) as of the end of the Performance Period based on the level of achievement of the performance goals in accordance with Paragraph 4(d) below.  The Committee shall make adjustments in the terms and conditions of, and the criteria included in, the Award in accordance with Section 14(b) of the Plan.  Subject to the terms of Sections 4(f) and 4(g) of this Agreement, if the threshold level of the performance goals is not reached for the Performance Period, the Award and the Participant’s right to receive any shares of the Company’s Common Stock with respect to the Performance Period shall automatically expire and be forfeited without payment of any consideration, effective as of the last day of the Performance Period, which shall be deemed to be the Period of Restriction for the purposes of the Plan.  All determinations of whether and the extent to which the performance goals have been achieved, the number of shares of the Company’s Common Stock earned by the Participant, if any, and all other matters related to this Paragraph 4 shall be made by the Committee in its sole discretion.

(d)          Performance Goals Calculations. Except as otherwise provided herein, achievement of the performance goals condition will be measured by the Company’s Return on Average Equity (“ROAE”), which is measured as the average of the Company’s ROAE for each of the three years within the Performance Period as set forth in Paragraph 3 compared with the ROAE of members of the comparative group of peer companies set forth on Exhibit A hereto (the “Peer Group”) during the same period (calculated by determining the performance of the Peer Group in each year and then calculating the three-year average of each member of the Peer Group set forth on Exhibit A expressed as a percentile rank of the Company compared to the members of the Peer Group (“Percentile Rank”), subject to possible adjustment as described below based upon the Company’s non-performing assets, with vesting occurring at the end of the Performance Period and payout prior to March 15, 2027.  The total number of Earned Shares shall be determined by multiplying the “Factor” corresponding to the Company’s Percentile Rank by the number of Performance Shares awarded for “Target” performance as listed in Paragraph 3 above.  The Factor to be applied in this formula shall be plotted on a continuous scale utilizing linear interpolation from the “Threshold” level of performance, below which no Performance Shares shall vest, to the “Maximum” level of performance, at which the number of Earned Shares shall be 150% of the “Target” performance-level award.1  The following table describes the range of Percentile Ranking and the corresponding adjustment Factors:

1Share awards calculated hereunder shall be rounded up to the next whole share to determine the number of Performance Shares that shall vest.

	Return on Average Equity for the Performance Period
Level	Percentile Ranking	Factor
Threshold	25th percentile of the Peer Group	25%
Target	55th percentile of the Peer Group	100%
Maximum	75th percentile or above of the Peer Group	150%

(e)           Additional Measure.  If non-performing assets to total assets of the Company increases beyond 1.75% for one or more quarters, as published in the quarter-end results during the Performance Period, the total number of Earned Shares will be reduced by one quarter.  For clarity, it is intended that an Award amount be determined pursuant to Paragraph 4(d), and that said amount be reduced by the factor set forth in this Paragraph 4(e).

(f)           Death or Disability. In the event of a Participant’s Separation from Service because of death or Disability during the Performance Period, a pro rata number of Performance Shares shall vest, and the Company shall issue or cause to be issued in the name of the Participant the number of Earned Shares, if any, based upon the number of Performance Shares to which the Participant would have received pursuant to this Agreement and the Plan had “Target” performance had been achieved and he or she not experienced a Separation from Service multiplied by a fraction, the denominator of which is 36 and numerator of which is the number of full months of employment or service during the Performance Period prior to the Separation from Service.

(g)          Other Separation from Service. Unless otherwise provided by the Plan (including, but not limited to, Section 13 of the Plan (Change in Control)), or unless the Committee, in its sole discretion and insofar as permitted by the Plan, determines otherwise, in the event of a Participant’s Separation from Service for any reason other than death or Disability during the Performance Period, all Performance Shares still subject to the Performance Period at the date of such Separation from Service shall be forfeited without payment of any consideration, effective as of the date of the Separation from Service.

5.
Settlement of Performance Shares. Subject to the provisions of the Plan (including, but not limited to, Section 13 of the Plan (Change in Control)), and this Agreement, promptly upon completion of the Performance Period, and in any event no later than March 15, 2027, (i) the Company shall determine (the date of such determination being the “Settlement Date”)  (x) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (y) the number of shares of the Company’s Common Stock that the Participant has earned, if any, that are to be issued by the Company with respect to such Performance Period, rounded up to the nearest whole share (the “Earned Shares”); (ii) the Company shall issue or cause to be issued in the name of the Participant the number of Earned Shares, if any; and (iii) the Company shall enter the Participant’s name (or the name of the Participant’s personal representative) on the books of the Company as a shareholder of record of the Company with respect to the Earned Shares, if any, as of the Settlement Date.  Notwithstanding the foregoing, in the event of a Participant’s Separation from Service due to death or Disability during the Performance Period, the Company shall issue any Earned Shares within sixty (60) days following such Separation from Service.  The written certification of the Committee shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

6.	Tax Withholding.

(a)           The Participant shall be required to remit to the Company, and the Company shall have the right, subject to Code Section 409A, to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.  The Committee may permit the Participant to satisfy any federal, state, or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment;

(ii)
authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Performance Shares; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or

(iii)	delivering to the Company previously owned and unencumbered shares of Common Stock.

(b)          Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the Performance Shares or the subsequent sale of any shares; and (ii) does not commit to structure the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares of Common Stock and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement, or disposition.

7.
Restrictions on Transfer of Performance Shares. Subject to any exceptions set forth in this Agreement, the Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, or disposed of in any manner other than in accordance with the terms of the Plan.

8.
Rights as a Shareholder. Unless and until the Performance Shares are settled in shares of Common Stock in accordance with Paragraph 5, the Participant shall have no rights as a shareholder relating thereto.  On the Settlement Date, the Participant shall become the record owner of the shares of Common Stock issued in respect of the vested Performance Shares, and as record owner shall be entitled to all rights of a shareholder of the Company.

9.
No Right to Continued Employment. Neither this award of Performance Shares nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause. The Participant acknowledges and agrees that, except as otherwise provided herein, the satisfaction of the time-based vesting condition is subject to the Participant’s continuation of employment with the Company through the end of the Performance Period and not through the act of being hired or being granted this award.

10.
The Plan. This Agreement is subject to all the terms, provisions, and conditions of the Plan, which are incorporated herein by reference, and to such rules and regulations as may from time to time be adopted by the Committee. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control and this Agreement shall be deemed to be modified accordingly. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Performance Shares subject to all of such terms and conditions.

11.
Compliance with Laws and Regulations. This Award of Performance Shares shall be subject in all respects to all applicable federal and state laws, rules, and regulations and any registration, qualification, approvals, or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable, including all applicable requirements of any stock exchange on which the Company’s shares of Common Stock are listed.

12.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered by hand or electronically by e-mail to the party for whom it is intended, (i) if to the Participant, to the current home address or e-mail address on file with the Company or delivered by hand personally to Participant and (ii) if to the Company, to the address of the Company’s corporate headquarters, currently located at 5 Sarnowski Drive, Glenville, New York 12302, or such other address to which the Company has moved its corporate headquarters, to such other address that the Company may specify from time to time in a notice sent to the Participant, in each case Attention: Human Resource Department.

13.
Other Plans. The Participant acknowledges that any income derived from the Performance Shares shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained or sponsored by the Company or any affiliate of the Company, unless otherwise required by law and/or set forth in such other arrangements.

14.
Recovery of Incentive Compensation. This Award of Performance Shares and any cash compensation received by the Participant pursuant to this Award that constitutes incentive-based compensation may be subject to recovery by the Company under any compensation recovery, recoupment, or clawback policy or program that the Company may adopt from time to time, including, without limitation, any policy that the Company has adopted or is required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Stock may be listed. The Participant shall promptly return any such incentive-based compensation that the Committee determines the Company is required to recover from the Participant under any such policy.

15.
Beneficiary Designation. The Participant may, pursuant to the Plan and on a form provided by the Company, name one or more beneficiaries to whom vested benefits under this Agreement shall be paid in case of Participant’s death before Participant receives all of such benefits. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

16.
Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. The Participant hereby agrees to the exclusive jurisdiction and venue of the federal and state courts of New York to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

17.
Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

18.
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.
Participant Undertaking.  The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance Shares pursuant to the express provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TrustCo Bank Corp NY

By:
Robert J. McCormick
Chairman, President, and CEO

Accepted and agreed to:

Name:

EXHIBIT A

Institution	State

Arrow Financial Corp.	NY
BCB Bancorp	NJ
Capital City Bank Group Inc.	FL
CNB Financial	PA
ConnectOne Bancorp Inc.	NJ
Financial Institutions Inc.	NY
First Commonwealth Financial	PA
The First Long Island Corp.	NY
Flushing Financial Corp.	NY
HarborOne Bancorp Inc	MA
Kearny Financial Corp.	NJ
Lakeland Bancorp	NJ
Mid Penn Bancorp	PA
NBT Bancorp Inc.	NY
Northfield Bancorp	NJ
S&T Bancorp	PA
Tompkins Financial Corporation	NY
Univest Financial Corp.	PA

A company in the Peer Group may be changed as follows:

(i)
In the event of a merger, acquisition or business combination transaction of a company within the Peer Group with or by another company within the Peer Group, the surviving entity shall remain a company in the Peer Group.

(ii)
In the event of a merger of a company within the Peer Group with an entity that is not a company within the Peer Group, or the acquisition or business combination transaction by or with a company within the Peer Group, or with an entity that is not a company within the Peer Group, in each case where the company within the Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company within the Peer Group.

(iii)
In the event of a merger or acquisition or business combination transaction of a company within the Peer Group by or with an entity that is not a company within the Peer Group, a “going private” transaction involving a company within the Peer Group or the liquidation of a company within the Peer Group, where the company within the Peer Group is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a company within the Peer Group.

(iv)
In the event of a bankruptcy, liquidation, or delisting of a Company within the Peer Group such company shall remain a company within the Peer Group and such company’s ROAE will be deemed to place it at the 0 percentile.

(v)
In the event of a stock distribution from a company in the Peer Group consisting of the shares of a new publicly-traded company (a “spin-off”), the company within the Peer Group shall remain a company within the Peer Group and the stock distribution shall be treated as a dividend from the company within the Peer Group based on the closing price of the shares of the spun-off company on its first trading. The spun-off company shall not thereafter be part of the Peer Group.